EXHIBIT 10.21

PROMISSORY NOTE AGREEMENT

AMENDMENT 1

This AMENDMENT 1 to the PROMISSORY NOTE (the “Agreement”), effective as of May 17, 2020 is entered into by and between Hempacco Co., Inc., a Nevada company (the “Company”) and Jerry Halamuda (individually, a “Purchaser”.

RECITALS

WHEREAS, the Company and the Purchaser, entered into a Promissory Note Agreement resulting in the issuance of promissory notes to the Purchaser which is incorporated herein by reference; and

WHEREAS, the Company and the Purchaser desire to amend the Agreement and the terms of the issued promissory notes to extend the Maturity Date to August 17th 2020 or sooner and accrue all interest until the amended Maturity Date.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants and agreements contained in this Agreement and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Section 2 (a) of the Agreement shall be replaced with the following:

(a) Term and Interest. All principal and accrued interest under the Notes shall be due and payable on August 17, 2020 (the “Maturity Date”). The Notes shall bear interest at a rate equal to zero 0% per annum payable on the Maturity Date. On the Maturity Date. The company has agreed to issue 25,000 shares as inducement to extend the loan.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment 1 to the Agreement to be executed on its behalf effective as of the date first written above.

COMPANY:

Hempacco Co., INC.,

A Nevada Corporation

By: /s/ Sandro Piancone

Name: Sandro Piancone

Title: CEO

PURCHASER:

JERRY HALAMUDA

By: /s/ Jerry Halamuda

Name: _______________________

Title: _______________________